Execution Version
EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of May 19, 2020 by and between Endurance International Group Holdings, Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”) and Kimberly S. Simone (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company desires to continue to employ the Executive as its Chief Operating Officer – Digital Marketing as of and following the Effective Date (as defined below) and desires to memorialize the terms and conditions of such employment in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:
1.DEFINITIONS. As used in this Agreement, capitalized terms shall have the meanings set forth in this Agreement. The following capitalized terms shall have the following meanings:
(a)“Affiliate” of a Person shall mean a Person that directly or indirectly Controls, is Controlled by, or is under common Control with the Person specified.
(b)“Annual Bonus” shall mean the annual cash bonus, if any, payable to the Executive in respect of any given calendar year pursuant to Section 5 of this Agreement.
(c)“Base Salary” shall mean the annual rate of base salary provided for in Section 4 below or any increased annual rate of base salary granted to the Executive pursuant to Section 4 of this Agreement.
(d)“Board” shall mean the Board of Directors of the Company.
(e)“Cause” shall mean:
(i) a continued failure of the Executive to perform her duties and responsibilities (other than as a result of physical or mental illness or injury) after receipt of written notice from the Board of such failure, provided that the Executive shall have 30 calendar days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible);
(ii) the Executive’s willful misconduct or gross negligence which is materially injurious to the Company or any of its Affiliates (whether financially, reputationally or otherwise);

(iii) a breach by the Executive of her fiduciary duty or duty of loyalty to the Company or its Affiliates which is materially injurious to the Company or any of its Affiliates (whether financially, reputationally or otherwise);
(iv) the indictment of the Executive for any felony or other serious crime involving moral turpitude; or
(v) the Executive’s (A) breach of any restrictive covenant regarding competition or solicitation or (B) material breach of any other restrictive covenant (including, without limitation, non-disclosure of confidential information), in each case to which she is subject pursuant to this Agreement or any other agreement with the Company or any of its Affiliates (the “Restrictive Covenants”); provided that, in the case of a breach described in clause (v)(B) above, the Board shall provide the Executive with written notice of such breach and the Executive shall have 30 calendar days after the date of receipt of such notice in which to cure such failure (to the extent cure is possible).
If, within the three-month period immediately following the Termination Date, it is discovered that the Executive engaged in conduct which could have resulted in the Executive’s employment with the Company being terminated for Cause, as such term is defined above, the Participant’s employment shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(f)A “Change in Control” shall mean the occurrence of one or more of the following events:
(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, and amended (the “Exchange Act”)) (a “13D Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such 13D Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (I) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the 13D Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company) or (II) any acquisition by any corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or
(ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing

Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of this Agreement by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or
(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no 13D Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or
(iv) the liquidation or dissolution of the Company;
provided, however, that to the extent required with respect to any payment hereunder that is subject to Section 409A of the Code, the Change in Control must be a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i).
(g)“Change in Control Period” shall mean the period beginning on the date on which a Change in Control is consummated and ending on the one-year anniversary thereof.
(h)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.
(i)“Code” shall mean the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

(j)“Company Employee” shall mean an employee, director or independent contractor of or for the Company or any of its Affiliates (to the extent such Affiliate is engaged in a Competing Business).
(k)“Competing Business” shall mean any business engaged in a line of business in which the Company or its subsidiaries (i) is engaged as of the Termination Date, (ii) has memorialized plans (electronically or otherwise) to become engaged within the six-month period immediately following the Termination Date or (iii) has plans of which the Executive knows (or of which there is a reasonable expectation that the Executive should have known) to become engaged within the six-month period immediately following the Termination Date.
(l)“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(m)“Effective Date” shall mean the date specified in Section 2 below.
(n)“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.
(o)“Restricted Period” shall mean the period beginning on the Termination Date and ending eighteen months after the Termination Date.
(p)“Stock Incentive Plan” shall mean the Endurance International Group Holdings, Inc. 2013 Stock Incentive Plan (or its successor).
(q)“Termination Date” shall mean the date specified in Section 9(b).
(r)“Term of Employment” shall mean the period specified in Section 2 below (including any extension as provided therein).
(s)“Work Product” shall mean all ideas, works of authorship, inventions and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, that are made, conceived, developed or worked on in whole or in part by the Executive while employed by the Company and/or any of its Affiliates, that relate in any manner whatsoever to the business, existing or proposed, of the Company and/or any of its Affiliates, or any other business or research or development effort in which the Company and/or any of its Affiliates engages during the Term of Employment.
2.TERM OF EMPLOYMENT.
The Term of Employment shall begin on May 19, 2020 (the “Effective Date”). Subject to the terms hereof, the Term of Employment shall extend until the second anniversary of the Effective Date. Commencing on the second anniversary of the Effective Date and on each anniversary thereafter, the Term of Employment shall be renewed automatically for succeeding terms of (1) year, unless either Party gives written notice to the other Party at least ninety (90)

days prior to the expiration of the then-current term of the intention not to renew (a “Non-Renewal Notice”). If a Non-Renewal Notice is provided by either Party, then the Executive’s employment with the Company shall cease as of the end of the then-current Term of Employment. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 8, 9, and 10 of this Agreement, and in such event the Term of Employment shall end on the Termination Date.
3.POSITION, DUTIES AND RESPONSIBILITIES.
(a)During the Term of Employment, the Executive shall be employed as the Chief Operating Officer – Digital Marketing of the Company and shall have such duties, responsibilities and authority as shall be reasonably determined from time to time by the Chief Executive Officer of the Company (the “CEO”). Further, the Executive shall (i) serve on such boards of directors of subsidiaries of the Company and/or (ii) hold such corporate officer titles and positions of the Company and any of its subsidiaries, as may be requested by the CEO in his sole discretion, in any such case without additional compensation therefor. The Executive, in carrying out her duties under this Agreement, shall report directly to the CEO. During the Term of Employment, subject to Section 3(b) and except for permitted vacation periods and reasonable periods of illness, the Executive shall devote substantially all of her business time and attention to the performance of her duties hereunder and shall use her reasonable best efforts, skills and abilities to promote the Company’s interests.
(b)Nothing herein shall preclude the Executive from (i) continuing to serve as a director and advisor on the board of directors of the corporations and entities set forth on Schedule I hereto, (ii) serving on up to one other board of directors (or advisory committee) of a corporation or entity with the prior express written consent of the Board (which consent will not be unreasonably withheld), (iii) serving on the boards of a reasonable number of trade associations and civic or charitable organizations and (iv) managing personal investments, so long as such activities set forth in this Section 3(b) do not conflict or materially interfere with the effective discharge of her duties and responsibilities under Section 3(a) above.
4.BASE SALARY.
During the Term of Employment, the Executive shall be paid an annualized gross Base Salary, payable in accordance with the regular payroll practices of the Company, of $412,000. The Base Salary shall be reviewed annually for increase (but not decrease) in the sole discretion of the Board.
5.ANNUAL BONUS OPPORTUNITY.
During the Term of Employment, the Executive shall be eligible to earn an Annual Bonus pursuant to the terms and conditions of any annual Management Incentive Plan adopted by the Company in respect of 2020 and each successive full fiscal year occurring during the Term of Employment, subject to the Executive’s continued employment through the date on which payments are made under the applicable Management Incentive Plan. The target amount of the Annual Bonus (the “Target Annual Bonus Opportunity”) shall be 75% of the Executive’s Base Salary.
6.EMPLOYEE BENEFIT PROGRAMS.
During the Term of Employment, the Executive shall be entitled to participate in any employee retirement, welfare and fringe benefit plans and programs made available to the Company’s senior executive officer level employees generally, as such plans or programs may be in effect from time to time. The Company shall pay the expenses associated with the Executive’s participation in such benefit plans to the same extent the Company pays the expenses associated with the participation by other similarly situated senior executive officer level employees of the Company.
7.REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES; VACATIONS.
(a)Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement and the Company shall promptly reimburse her for all reasonable business expenses incurred in connection with the performance of her duties hereunder, subject to the Executive’s provision of reasonable documentation of such expenses in accordance with the Company’s business expense reimbursement policy as may be in effect from time to time.
(b)Perquisites. During the Term of Employment, the Executive shall be entitled to any perquisites that are generally offered to other senior executive officers of the Company, on terms and conditions as determined by the Company from time to time.
(c)Vacation. Consistent with Company’s policy for executive employees, the Executive will not accrue paid vacation.
(d)Living Expenses and Tax Gross-Up. The Living Expenses and Tax Gross-Up Letter dated December 10, 2018 and attached as Exhibit A to this Agreement (the “Living Expenses Letter”) is incorporated into this Agreement by this reference.
8.TERMINATION OF EMPLOYMENT.
(a)Death. The Executive shall terminate employment with the Company, and the Term of Employment shall terminate, upon the Executive’s death.
(b)Disability. The Company shall be entitled to terminate the Executive’s employment for Disability if the Executive has experienced a permanent disability as defined in the Company’s long-term disability plans (a “Disability”). The termination of the Executive’s employment by the Company for Disability shall not be considered a termination without Cause for purposes of this Agreement.
(c)For or Without Cause or Voluntarily (Other Than for Good Reason). The Company may terminate the Executive’s employment for Cause or without Cause. The

Executive may voluntarily terminate her employment, other than for Good Reason (“Voluntary Resignation”), provided that the Executive provides the Company with notice of her intent to terminate her employment at least thirty (30) days in advance of the Termination Date.
(d)Good Reason. The Executive may terminate her employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in connection with the Executive’s termination of employment, the occurrence of any of the following events without her consent:
(i) a material diminution in the Executive’s duties and responsibilities other than a change in the Executive’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control;
(ii) the Company’s material breach of this Agreement, including the failure to timely pay Base Salary or any other amounts due under this Agreement; or
(iii) a relocation of the Executive’s primary work location after the Effective Date such that her daily commute is increased by more than 40 miles;
provided that, within 30 days following the occurrence of any of the events set forth in clauses (i), (ii) or (iii), the Executive shall have delivered written notice to the Company of her intention to terminate her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Executive’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within 30 days following the Company’s receipt of such notice.
9.PROCEDURE FOR TERMINATION OF EMPLOYMENT.
(a)Notice of Termination of Employment. Any termination of the Executive’s employment with the Company (other than a termination of employment on account of the death of the Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 25 hereof.
(b)Termination Date. The Termination Date shall mean: (i) if the Executive’s termination of employment occurs due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s termination of employment occurs due to the Executive’s Disability, the date on which the Executive receives a Notice of Termination from the Company; (iii) if the Executive’s termination of employment occurs due to the Executive’s Voluntary Resignation, the date specified in the notice given pursuant to Section 8(c) hereof, which shall not be less than thirty (30) days after Company’s receipt of the Notice of Termination; (iv) if the Executive’s termination of employment occurs due to the Executive’s termination for Good Reason, the date of her termination in accordance with Section 8(d) hereof; (v) if the Executive’s termination of employment occurs pursuant to a non-renewal of the Term of Employment by either Party, the end of the then-current Term of Employment; and (vi) if the Executive’s termination of employment occurs for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the Parties, after the giving of such Notice of Termination) set forth in such Notice of Termination. Effective as of the Termination Date, unless otherwise determined by the Board, the Executive shall be deemed to have resigned from any and all positions she then holds with the Company and its Affiliates.
10.PAYMENTS UPON TERMINATION OF EMPLOYMENT.
(a)Termination Due to Death or Disability. In the event that the Executive’s employment hereunder is terminated due to her death or Disability, the Executive (or her estate or her beneficiaries, in the event of her death), shall be entitled to receive:
(i) Payment in respect of (A) her accrued but unpaid Base Salary through the Termination Date, (B) any unpaid business expense reimbursements due to the Executive under Section 7 of this Agreement and (C) notwithstanding anything to the contrary in Section 5 of this Agreement or the applicable Management Incentive Plan, in the event that the Termination Date occurs after the end of a fiscal year, but prior to the date on which the Annual Bonus earned by the Executive with respect to such fiscal year is paid to the Executive, payment of such Annual Bonus ((A), (B) and (C) together, the “Accrued Amounts”). The Accrued Amounts shall be paid as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date; and
(ii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Code).
(b)Termination by the Company for Cause, Voluntary Resignation or Termination Due to Non-Renewal. In the event the Company terminates the Executive’s employment hereunder for Cause or in the event of a Voluntary Resignation, or the Executive’s employment hereunder is terminated as a result of the delivery of a Non-Renewal Notice, the Executive shall be entitled to receive:
(i) payment of the Accrued Amounts as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date; and
(ii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Code).
(c)Termination by the Company without Cause or by the Executive for Good Reason.
(i) In the event that the Executive’s employment hereunder is (x) terminated by the Company without Cause, other than due to Disability or death or (y) the Executive resigns for Good Reason, the Executive shall be entitled to receive:
(A) payment of the Accrued Amounts as soon as reasonably practicable, but no later than thirty (30) days, following the Termination Date;
(B) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Code); and
(C) subject to (x) the Executive’s satisfaction of the Release Requirements and (y) the Executive’s continued compliance with the Restrictive Covenants:
(1) continued payment of Base Salary at the annualized rate in effect on the Termination Date for a period of:
(A) if the Termination Date does not occur within the Change in Control Period, twelve (12) months following the Termination Date; or
(B) if the Termination Date does occur within the Change in Control Period, eighteen (18) months following the Termination Date,

in either case payable in accordance with the Company’s usual and customary payroll practices;
(2) payment of the Target Annual Bonus Opportunity in effect on the Termination Date, payable in equal monthly installments over a period of:
(A) twelve (12) months following the Termination Date if the Termination Date does not occur within the Change in Control Period; or
(B) eighteen (18) months following the Termination Date if the Termination Date does occur within the Change in Control Period,

in either case payable in accordance with the Company’s usual and customary payroll practices; and
(3) provided the Executive is eligible for and timely elects to continue receiving group medical insurance under COBRA, pay (but in no event for longer than eighteen (18) months following the Executive’s Termination Date) for such COBRA coverage (the “COBRA Amount”); provided, however, that if the Executive becomes re-employed with another employer and becomes eligible for medical insurance coverage under a plan maintained by such employer, the Executive shall be obligated to provide the Company with written notice of her new employment within five (5) business days of obtaining such new employment and the reimbursement by the Company of the COBRA Amount shall cease and the Company shall have no further obligation in connection therewith; and provided, further, that if the Company’s provision of the COBRA Amount will violate the nondiscrimination requirements of applicable law, this benefit will not apply.

(ii) Payments to be made under Section 10(c)(i)(C) (the “Severance Payments”) shall be provided or shall commence on the 60th day after the Termination Date (the “Release Date”), provided that, as of the 52nd day after the Termination Date, the Release Requirements are satisfied. If the Release Requirements are not satisfied as of the 52nd day after the Termination Date (and the Release has been provided to the Executive as of the Termination Date), then the Executive shall not be entitled to any payments or benefits under the foregoing subsections and the Company and its Affiliates shall have no further obligations in connection therewith. If the Release Requirements are satisfied, then the portion of the Severance Payments which would otherwise have been paid during the period between the Termination Date and the Release Date shall instead be paid as soon as reasonably practicable following the Release Date. For purposes of this Agreement, the “Release Requirements” shall be satisfied if, as of the applicable date, the Executive has executed a general release of claims against the Company and its Affiliates in substantially the form attached hereto as Exhibit B and the revocation period required by applicable law has expired without the Executive’s revocation of such release.

(d)No Mitigation Requirement or Offset. In the event of any termination of employment under this Section 10, the Executive shall be under no obligation to seek other employment and, except as otherwise provided in Section 10(c)(i)(C)(3), there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that she may obtain.
(e)No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that the Executive shall not be entitled to any other form of severance or termination payments or benefits from the Company, including, without limitation, payments or benefits otherwise payable under any of the Company’s regular severance policies.
(f)Nature of Payments. Any amounts due under this Section 10 are in the nature of severance payments considered to be reasonable by the Company and the Executive and are not in the nature of a penalty.

11.RESTRICTIVE COVENANTS.

(a)Non-Competition. The Executive will abide by the one-year post-employment non-compete covenant set forth in the Confidentiality, Proprietary Information and Non-Disclosure Agreement between Executive and the Company that you signed when you joined the Company (the “Existing Noncompete Provision”), which is incorporated into this Agreement by this reference.

(b)Non-Solicitation.

(i) During the Term of Employment and the Restricted Period, the Executive will not, whether on the Executive’s own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, solicit or hire, or attempt to solicit or hire:
(A) any customer or supplier of the Company or any of its Affiliates in connection with any business activity that then competes with the Company or such Affiliate(s) or to terminate or alter in a manner adverse to the Company or such Affiliate(s) such customer’s or supplier’s relationship with the Company or such Affiliate(s); or

(B) any Company Employee or individual who was a Company Employee within the six-month period immediately prior thereto to terminate or otherwise alter his or her employment with, and/or provision of services for, the Company or its Affiliates.

(c)Confidentiality.
(i) The Executive hereby agrees that, during the Term of Employment and thereafter, other than in the proper performance of her duties for the Company and its Affiliates, she will hold in strict confidence any proprietary information or Confidential Information related to the Company or any of its Affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, provided that Confidential Information shall not include (A) information the Executive is required to disclose by applicable law, regulation or legal process so long as the Executive notifies the Company promptly (it being understood that “promptly” shall mean “prior to” unless prior notice is not possible, in which case “promptly” shall mean as soon as practicable following) of the Executive’s obligation to disclose Confidential Information by applicable law, regulation or legal process and cooperates with the Company to limit the extent of such disclosure, or (B) any information that is or becomes publicly known through no fault of the Executive.

Notwithstanding anything to the contrary, the Executive is not prohibited from reporting possible violations of federal law or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation and the Executive is not required to obtain the Company’s approval or notify the Company that the Executive intends to make or has made such a report or disclosure. Further, the Executive is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(ii) The Executive agrees that at the time of the termination of her employment with the Company, whether at the insistence of the Executive or the Company, and regardless of the reasons therefor, she will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical and electronic matter containing Confidential Information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in her possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive’s employment.
(d)Non-Disparagement. The Executive agrees that she will not, any time during the Term of Employment and on or after the time of the termination of her employment with the Company for any reason, directly or indirectly, disparage (i) the Company or its Affiliates, (ii) the business, property or assets of the Company or its Affiliates, or (iii) any of the former, current or future officers, directors, employees or shareholders of the Company or its Affiliates. The Company shall use its reasonable best efforts to cause its officers and members of the Board (in their individual capacities or on behalf of the Company) not to, at any time during the Term of Employment and on or after the time of the termination of Executive’s employment with the Company for any reason, directly or indirectly, make or publish any disparaging statements or remarks about the Executive. Nothing in this Section shall be construed to limit the ability of Executive or the Company’s officers or members of the Board (in their individual capacities or on behalf of the Company) to give truthful testimony pursuant to valid legal process, including but not limited to, a subpoena, court order or a government investigative matter.

(e)Injunctive Relief; Effect of Violation on Severance Payments. It is impossible to measure in money the damages that will accrue to the Company or any of its Affiliates in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Company or any of its Affiliates shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Company or any of its Affiliates shall institute any action or proceeding to enforce any such Restrictive Covenant, the Executive hereby waives the claim or defense that the Company or any of its Affiliates has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company or any of its Affiliates has an adequate remedy at law. The foregoing shall not prejudice the Company’s or any of its Affiliates’ other rights or remedies under applicable law or equity. In addition, the Company and the Executive agree that the Executive violates any Restrictive Covenant, the Company may cease payment of the Severance Payments and shall also be entitled to recoup any portion of the Severance Payments that were previously paid to the Executive.

12.WORK PRODUCT.
(a)In consideration of the Company’s promises and undertakings in this Agreement, the Executive agrees that all Work Product will be disclosed promptly by the Executive to the Company, shall be the sole and exclusive property of the Company, and is hereby assigned to the Company, regardless of whether (i) such Work Product was conceived, made, developed or worked on during regular hours of her employment or her time away from her employment, (ii) the Work Product was made at the suggestion of the Company; or (iii) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Executive acknowledges that all original works of authorship that are made by the Executive, solely or jointly with others, within the scope of her employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by the Company from the time of creation.
(b)The Executive agrees to assign, transfer, and set over, and the Executive does hereby assign, transfer, and set over to the Company, all of her right, title and interest in and to all Work Product, without the necessity of any further compensation, and agrees that the Company is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product. The Executive agrees to (i) cooperate with the Company during and after her employment with the Company in obtaining patents or copyrights or other intellectual-property protection for all Work Product; (ii) execute, acknowledge, seal and deliver all documents tendered by the Company to evidence its ownership thereof throughout the world; and (iii) cooperate with the Company in obtaining, defending and enforcing its rights therein.

(c)The Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Executive and any other Person. The Executive further represents that she has no other employment or undertakings that might restrict or impair her performance of this Agreement. The Executive will not in connection with her employment by the Company, use or disclose to the Company any confidential, trade secret, or other proprietary information of any previous employer or other Person that the Executive is not lawfully entitled to disclose.

13.POST-TERMINATION OBLIGATIONS.
Following the Term of Employment the Executive shall, upon reasonable notice, use her reasonable best efforts to assist and cooperate with the Company and its counsel by providing such information and assistance to the Company as may reasonably be required by the Company to the extent permitted by law at the Company’s expense in connection with any existing or threatened claim, arbitral hearing, litigation, action or governmental or other investigation involving the conduct of business of the Company or its Affiliates not commenced by the Executive. The Executive’s obligation to cooperate shall be reasonably limited so as not to unreasonably interfere with her other business obligations, and shall not exceed one hundred (100) hours.
14.ARBITRATION.
(a)Any dispute, claim or controversy arising under or in connection with this Agreement or the Executive’s employment hereunder or the termination thereof, other than injunctive relief under Section 11 hereof, shall be settled exclusively by arbitration administered by the American Arbitration Association (the “AAA”) and carried out in the Commonwealth of Massachusetts. The arbitration shall be conducted in accordance with the AAA rules governing commercial arbitration in effect at the time of the arbitration, except as modified herein. There shall be one arbitrator, mutually selected by the Company and the Executive from a list of arbitrators provided by the AAA within thirty (30) days of receipt by respondent of the demand for arbitration. If the Company and Executive cannot mutually agree on an arbitrator within thirty (30) days, then the parties shall request that the AAA appoint the arbitrator and the arbitrator shall be appointed by the AAA within fifteen (15) days of receiving such request.
(b)The arbitration shall commence within forty-five (45) days after the appointment of the arbitrator; the arbitration shall be completed within sixty (60) days of commencement; and the arbitrator’s award shall be made within thirty (30) days following such completion. The parties may agree to extend the time limits specified in the foregoing sentence.

(c)The arbitrator may award any form of relief permitted under this Agreement and applicable law, including damages and temporary or permanent injunctive relief, except that the arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute. The arbitrator may award attorney’s fees. The award shall be in writing and shall state the reasons for the award.

(d)The decision rendered by the arbitral tribunal shall be final and binding on the parties to this Agreement. Judgment may be entered in any court of competent jurisdiction. The parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court. The parties hereto further agree to obtain the arbitral tribunal’s agreement to preserve the confidentiality of the arbitration.

15.LEGAL FEES AND INDEMNIFICATION.
(a)Except as specifically provided in Section 14(c), each Party shall bear the cost of any legal fees and other fees and expenses which may be incurred in connection with the negotiation of, and enforcing its respective rights under, this Agreement.
(b)During the Term of Employment and for so long as there exists liability thereafter with regard to the Executive’s activities during the Term of Employment on behalf of the Company, the Company shall indemnify the Executive to the fullest extent permitted by applicable law (and in no event in connection with the Executive’s gross negligence or willful misconduct), and shall at the Company’s election provide the Executive with legal representation or shall advance to the Executive reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Executive to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Executive was not entitled to the reimbursement of such fees and expenses).

(c)During the Term of Employment and for six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be amended from time to time for such directors and officers.

16.ASSIGNABILITY; BINDING NATURE.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be, and may only be, assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than her rights to compensation and benefits, which may be transferred only by will or operation of law, provided that any amount due hereunder to the Executive at the time of her death shall instead be paid to her estate or her designated beneficiary.
17.AMENDMENT OR WAIVER.
No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
18. SECTION 409A.
(a)It is the Parties’ intent that all payments pursuant to this Agreement be exempt from, or compliant with, Section 409A of the Code (“Section 409A”) and that this Agreement be interpreted accordingly.
(b)The following rules shall apply with respect to distribution of the payments, if any, to be provided to the Executive under the Agreement, as applicable:

(i) It is intended that each installment of the payments under the Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(ii) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments shall be made on the dates and terms otherwise set forth in this Agreement with respect to such payments.

(iii) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(A)Each payment due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms otherwise set forth in the Agreement with respect to such payments; and

(B)Each payment due under the Agreement that is not described in Section 18(b)(iii)(A) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company and on account of the Executive’s “separation from service” shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such payments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent payments, if any, being paid in accordance with the dates and terms otherwise set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any payment if and to the maximum extent that that such payment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any payment that qualifies for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

(c)Subject to this Section 18, any payments that may be due under the Agreement on account of termination of employment shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 18(c), “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

(d)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or to any other Person if any of the provisions of the Agreement are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

19.SEVERABILITY.
In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this

Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.
20.SURVIVORSHIP.
The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to achieve the intended preservation of such rights and obligations. In particular, the provisions of Sections 10, 11, 12 and 13 shall remain in effect as long as is necessary to give effect thereto.
21.REFERENCES.
In the event of the Executive’s death or a judicial determination of her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.
22.GOVERNING LAW.
This Agreement shall be governed in accordance with the laws of the Commonwealth of Massachusetts without reference to its principles of conflict of laws.
23.WITHHOLDING.
The Company shall be entitled to withhold from any payment to the Executive any amount of tax withholding required by applicable law at the times dictated by applicable law.
24.HEADINGS.
The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
25.NOTICES.
All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
If to the Company:
Endurance International Group Holdings, Inc.
10 Corporate Drive
Suite 300
Burlington, MA 01803

Attention: General Counsel

If to the Executive, to the most recent address shown on the records of the Company.
26.ENTIRE AGREEMENT.
This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes in all respects any prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, other than (i) the Existing Noncompete Provision, and (ii) the Living Expenses Letter, both of which are incorporated into this Agreement by reference. Under no circumstances shall the Executive be entitled to any other payments or benefits of any kind, except for the payments and benefits described or referred to herein, unless otherwise agreed to the Company and the Executive in writing.
27.COUNTERPARTS.
This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.

By: /s/ Thomas Aurelio
Name: Thomas Aurelio
Title: Chief Human Resources Officer

EXECUTIVE:

/s/ Kimberly S. Simone
Kimberly S. Simone
        [Signature Page for Employment Agreement]

Schedule I
Existing Board of Directors
None.

EXHIBIT A
Living Expenses and Tax Gross-Up Letter

December 10, 2018

Kim Simone
c/o Endurance International Group
10 Corporate Drive
Burlington, MA 01803

Re: Living Expenses and Tax Gross-Up

Dear Kim:

This letter agreement amends and restates in its entirety the prior letter agreement between you and Endurance International Group Holdings, Inc. (the “Company”) dated December 18, 2017. This letter agreement confirms the terms and conditions of our agreement that the Company will arrange for an apartment in the Burlington, Massachusetts area for your use and will pay, on your behalf, the apartment rental, furniture rental, utility, and housekeeping costs for such apartment and any other incidental expenses related to the apartment deemed necessary by the Company, and the Company may also pay for certain travel expenses between New Jersey and Massachusetts (together, the “Living Expenses”). Payment of the Living Expenses by the Company on your behalf or reimbursement to you of the Living Expenses may result in additional taxable income to you. The Company will reimburse you for the amount of additional tax liability you incur as a result of the inclusion of the Living Expenses in your taxable income as follows:

Estimated Gross-Up Amount. In each pay period, the Company will add to your income estimated Living Expenses prorated to correspond to such pay period, together with any true-ups (either positive or negative) the Company deems necessary to align estimated Living Expenses from prior periods with actual Living Expenses for such prior periods, plus an amount such that, on an after-tax basis, you will receive the same amount of pay that you would have received if the Company did not pay the Living Expenses (the “Estimated Gross-Up Amount”).

For purposes of calculating the Estimated Gross-Up Amount, the Company will use a good faith estimate of federal, state, local and payroll taxes applicable to the income.

Annual Tax True Up. Within thirty (30) days of filing a federal tax return for any tax year in which you receive this benefit, you will provide the Company with a written calculation of:

1.your actual federal, state and local tax liability for the year with Living Expenses and the Estimated Gross-Up Amounts included in your taxable income;
2.your hypothetical federal, state and local tax liability for the year without Living Expenses and the Estimated Gross-Up Amounts included in your taxable income; and
3.the difference between such amounts (the “Remaining Gross-Up Amount”).

The Remaining Gross-Up Amount and related calculations will be subject to review and approval by the Company. The parties will confer in good faith and attempt to resolve any disputed elements, but in all cases the Company will make the final determination of the Remaining Gross-Up Amount. If the Remaining Gross-Up Amount is higher than the aggregate Estimated Gross-Up Amounts paid in such tax year, the Company will increase your income in the pay period following such determination by the difference such that the payment by the Company of the Living Expenses and the gross-up payments will not result in your portion of your tax liability being greater than it would have been had the Company not paid such amounts. Such amount will be paid to you no later than the end of the tax year in which the applicable tax return is due. If the Remaining Gross-Up Amount is a negative amount, the Company will decrease your income in the first practicable pay periods following such determination by such amount.

In the event of any overpayment by the Company that is not deducted from your income, you will repay the excess to the Company upon written demand by the Company.

If your income tax liability for any year is altered as a result of being audited or filing an amended return, you shall promptly notify the Company of the same and provide revised calculations of the Remaining Gross-Up Amount, if any, for such year. In the event of an underpayment, the Company will pay you the shortfall, and in the event of an overpayment, you will repay the excess to the Company.

This letter agreement shall not be deemed to create an employment agreement and your employment with the Company is terminable at-will by either you or the Company, for any reason, at any time. Payment by the Company of the Living Expenses and the related gross-up amounts is conditioned on your continued employment with the Company and shall cease if your employment with the Company terminates. In addition, the Company will have the right to terminate this letter agreement effective after December 31, 2018 by providing you with at least 90 days’ prior written notice of such termination.

No provision in this letter agreement may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company. The parties agree to amend this agreement, to carry out the original intentions of the parties as nearly as may be possible, if necessary as a result of changes to the federal tax code.

Very truly yours,

By:/s/ Tom Aurelio
Tom Aurelio
Chief Human Resources Officer
Endurance International Group Holdings, Inc.

Acknowledged and Agreed:

/s/ Kim Simone
Kim Simone

EXHIBIT B
Form of Release
[The language in this Release may change, in the discretion of the Company, based on legal developments and evolving best practices, as well as an individual employee’s circumstances; this form is provided as an example of what will be included in the final Release document.]

SEPARATION AND RELEASE AGREEMENT

        1. I, (Insert Name), hereby acknowledge that my employment by Endurance International Group (the “Company”) has ended as of (Insert Date), (the “Termination Date”). I further acknowledge that I have already received all compensation of any type whatsoever to which I am entitled through my Termination Date from the Company or from any other “Released Party” (as that term is defined in Paragraph 4 below), including, without limitation, all wages, overtime, bonuses, commissions, and accrued but unused vacation pay.

        2. Severance Payments. In exchange for the Company’s receipt of this Release, signed by me, [and provided I do not revoke this Release in the manner specified in Paragraph 14 herein within seven (7) days after signing it,] the Company will provide to me the Severance Payments (as described in my employment agreement with the Company dated __________________ (the “Employment Agreement”) on the terms and conditions set forth therein). I agree and acknowledge that the Severance Payments constitute payments or benefits to which I would not be entitled if I did not sign this Release. I understand that information will be provided to me about my right to continue health benefits through the Company through the federal law known as COBRA.

        3. Release of Claims. In consideration of the Severance Payments, I, on behalf of myself, my heirs, assigns, legal representatives, successors in interest, and any person claiming through me or any of them, hereby completely release and forever discharge all “Released Parties” (as that term is defined in paragraph 4 below) from any and all claims, demands or liabilities whatsoever, based on any act or omission occurring before my signing of this Release, including, without limitation, any claims, demands or liabilities arising out of my employment with any Released Party or the ending of such employment. The matters released include, but are not limited to, any claim arising under: Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Worker Adjustment and Retraining Notification Act of 1988; the Americans with Disabilities Act of 1990; the Federal Family and Medical Leave Act of 1993; the Equal Pay Act; the Ralph Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Massachusetts General Laws; the Massachusetts Fair Employment Practice Act; the Massachusetts Wage Act; any federal, state or local law, regulation or ordinance regulating wages, hours and working conditions; any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, holiday pay, stock options, car allowance, life insurance, health or medical insurance, or any other fringe benefit; any claim for reimbursement of health or medical costs; and any claim for disability. Notwithstanding anything in this release to the contrary, this release shall not effect a release of any claim I may have for post-termination rights or benefits under my Employment Agreement and any claim for indemnification from the Company under my Employment Agreement or otherwise.

        4. “Released Parties” Defined. For purposes of this Release, the term “Released Parties” means the Company, and each of its respective parents, subsidiaries and affiliates, and all of the current and former employees, officers, directors, trustees, agents, representatives, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, joint venturers, successors and assigns, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) of any of them, in their individual and official capacities, and the respective heirs and personal representatives of any of them, and any other persons acting by, through, under or in concert with any of them.

        5. Release of Unknown Claims. I understand and agree that this Release extinguishes all claims I have ever had or now have against any Released Party, whether such claim is currently known or unknown, vested or contingent, foreseen or unforeseen. I understand that if any fact concerning any matter covered by this Release is found hereafter to be other than or different from the facts I now believe to be true, I expressly accept and assume that this Release shall be and remain effective, notwithstanding such difference in the facts.

        6. No Claims. Except as permitted hereby, I agree that I will not file, nor encourage or knowingly permit another to file, any claim, charge, action, or complaint (collectively “Claim”) concerning any matter released herein. If I have previously filed any such Claim, I agree to take all steps necessary to cause it to be withdrawn without delay; provided, however, that nothing in this Release: (i) prevents me from (a) filing a Claim with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such Claim, and I agree that if any such Claim is filed on my behalf, I shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith), or (b) communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings; or (ii) shall limit or restrict my right to (a) challenge the validity of this Release under the ADEA, or (b) prosecute any ADEA claim if such claim arises after I sign this Release, and no such action on my part shall be deemed to violate this provision or any other provision of this Release.

        7. Release Confidential. I represent and agree that I will keep the terms of this Release, including the amount of the Severance Payments, completely confidential, and that I will not disclose such information to anyone, except as follows: (a) to my immediate family and professional representatives (provided they agree to be bound by this confidentiality provision); (b) to any governmental authority; and (c) in response to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure.

        8. Continuing Obligations. Except as otherwise permitted by Section 6 above or my Employment Agreement, I acknowledge and reaffirm my obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. I further acknowledge and reaffirm my confidentiality obligations set forth in the Non-Disclosure Agreement and my continuing obligations with respect to non-competition, non-solicitation, non-disparagement, and Company work product set forth in Sections 11 and 12 of my Employment Agreement, all of which remain in full force and effect.
        9. Company Affiliation. I agree that, following the Termination Date, I will not hold myself out as an officer, employee, or otherwise as a representative of the Company, and I agree to update any directory information that indicates I am currently affiliated with the Company. Without limiting the foregoing, I confirm that, within five (5) days following the Termination Date, I will update any and all social media accounts (including, without limitation, LinkedIn, Facebook, Twitter and Four Square) to reflect that I am no longer employed by or associated with the Company.
10. Return of Company Property. I confirm that I have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, flash drives and storage devices, wireless handheld devices, cellular phones, smartphones, tablets, etc.), Company identification, and any other Company-owned property in my possession or control and have left intact all electronic Company documents, including but not limited to those that I developed or helped to develop during my employment. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

11. Entire Agreement. This Release constitutes the entire agreement between the Company and me as to any matter referred to in this Release. This Release supersedes all other agreements between the Company and me. In executing this Release, I am not relying upon any agreement, representation, written or oral statement, understanding, omission, or course of conduct that is not expressly set forth in this Release.

        12. Governing Law; Arbitration. This Release shall be governed by and enforced in accordance with the laws of the State of Massachusetts, without regard to its conflicts of law principles. I acknowledge that I previously agreed, pursuant to Section 14 of my Employment Agreement, to arbitrate any claim relating to or arising out of my employment with the Company, and I acknowledge and affirm that such provision survives my termination from employment with the Company. For clarification, but not limitation, I further acknowledge and agree that any controversy or claim arising out of or in any way relating to this Release or the breach thereof shall also be settled by final and binding arbitration, consistent with the terms, procedures, and exceptions set forth in Section 14 of the Employment Agreement. I understand and agree that this arbitration provision shall not apply to claims brought in a court of competent jurisdiction by either me or any Released Party to compel arbitration under this provision, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims that may be prosecuted in an arbitration by me or any Released Party.

        13. Successors and Assigns. This Release will bind and inure to the benefit of the successors, assigns, heirs and personal representatives of the Released Parties and me.

        14. Review Period. I acknowledge that prior to signing this Release, I have been advised to consult with an attorney of my choice to review the Release, and have taken such opportunity to the extent I wish to do so. I further acknowledge that the Company has given me at least twenty-one (21) days to decide whether I wish to execute this Release.

        15. Revocation. I understand that I may revoke this Release at any time during the seven (7) days after I sign it (the “Last Revocation Day”), and that the Release shall not become effective until the end of that revocation period. I understand and agree that by executing, timely returning, and not revoking this Release, I am waiving any and all rights or claims I might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that I have received consideration beyond that to which I was previously entitled. In the event I choose to revoke the Release, such revocation must be by means of a writing signed by me and delivered within the seven (7) day revocation period as follows: via facsimile or hand-delivery to Pam Clark at Endurance International Group., 10 Corporate Drive #300, Burlington, Massachusetts 01803 or by facsimile number (602) 258-0588. If I revoke this Release via facsimile, I agree that my facsimile signature will be valid and binding for all purposes.

        16. Modification in Writing. No provision of this Release may be modified, amended or waived except by a writing signed by me and an authorized representative of the Company.

        17. No Admission of Liability. This Release shall not at any time or for any purpose be deemed an admission of liability of any kind by any Released Party. This Release may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.

        18. Headings. The headings, titles and captions contained in this Release are inserted only for the convenience of the parties and for reference, and in no way define, limit, extend or describe the scope of this Release or the intent of any provision hereof.

        19. Severability. If any provision of this Release shall, for any reason, be held by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable, in whole or in part, such adjudication shall in no way affect any other provisions of this Release or the validity or enforcement of the remainder of this Release, and any provision thus affected shall itself be modified only to the extent necessary to bring the provision within the applicable requirements of the law.

        20. Timely Execution. To receive the Severance Payments, I must sign this Release on or after my Last Day Worked, and return it to the Company within twenty-one (21) days of my Last Day Worked, as follows: hand delivery or first-class mail to Pam Clark at Endurance International Group., 10 Corporate Drive #200, Massachusetts 01803 or by facsimile number (602) 258-0588.

Sincerely,

The Endurance International Group, Inc.

By: ______________________________
Its: ______________________________

EMPLOYEE'S ACCEPTANCE OF RELEASE

        I have read this Release and I understand all of its terms. I acknowledge and agree that this Release is executed voluntarily, without coercion, and with full knowledge of its significance. I further acknowledge that I have been given twenty-one (21) days during which to decide whether to execute this Release, and have used that time to the extent I wish to do so. I understand that my execution of this Release constitutes a full, unconditional general release of any and all known or unknown claims that I may have against any Released Party, despite the fact that I may become aware of claims in the future which I did not consider prior to signing this Release.

Date:__________________

___________________________________
(Insert Employee Name)